Exhibit 10.3

EXECUTION VERSION

CALL OPTION AGREEMENT

This Call Option Agreement (this “Agreement”), is made and entered as of June 17, 2015, by and between Eagle US 2 LLC, a Delaware limited liability company (“Axiall”), and Lotte Chemical USA Corporation, a Delaware corporation (“Lotte”).

RECITALS

WHEREAS, Axiall and Lotte are Members of LACC, LLC, a Delaware limited liability company (the “Company”) pursuant to that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 17, 2015 (as amended from time to time, the “LLC Agreement”);

WHEREAS, Axiall entered into a Contribution and Subscription Agreement, on the date hereof with the Company (“Axiall Contribution Agreement”);

WHEREAS, Lotte entered into a Contribution and Subscription Agreement, on the date hereof with the Company (“Lotte Contribution Agreement”); and

WHEREAS, Axiall desires to have the right to purchase a portion of Lotte’s Interests (as defined in the LLC Agreement) in the Company held by Lotte, and Lotte desires to grant such right to Axiall, pursuant to the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the parties agree as follows:

1.             Grant of Call Option.

(a)           Right to Purchase. Lotte hereby grants to Axiall the irrevocable right, but not the obligation, (“Call Right”) to purchase from Lotte (or its affiliates) from time to time (but no more than once per calendar year) at the Call Purchase Price (as defined in Section 2 of this Agreement) additional Interests in whole or in part that, when taken together with Interests owned by Axiall prior to the exercise of a Call Right, result in Axiall holding Interests having up to a fifty percent (50%) Percentage Interest in the Company as of such time (“Incremental Interests”). This Agreement terminates on the three (3) year anniversary of Substantial Completion (the “Call Termination Date”); provided, however, that this Call Right shall survive through the Call Termination Date to the Closing Date as long as a properly delivered Call Exercise Notice has been delivered prior to the Call Termination Date.  Lotte will at all times during the term of this Agreement own Interests sufficient to satisfy the obligations under this Agreement.   The foregoing reference to “Interests owned by Axiall” shall be deemed to also include any Percentage Interest previously transferred as of such time to Axiall’s Permitted Transferees and together with any incremental Percentage Interest of Lotte previously acquired from Axiall due to the exercise by Lotte of rights under the LLC Agreement with respect to a default by Axiall (other than Dilutive Contributions for any Shortfall Amount, which are not a default by Axiall).

(i)            Notwithstanding the foregoing, Axiall may not exercise the Call Right unless it has satisfied all of its funding obligations then due under the Axiall Contribution Agreement prior to the date of exercise of the Call Right to purchase Incremental Interests.

(b)           Procedures.

(i)            From time to time (but no more than once per calendar year), if Axiall desires to purchase Incremental Interests pursuant to Section (a), Axiall shall deliver to Lotte a written notice (the “Call Exercise Notice”) at any time on or prior to the Call Termination Date, further to which Axiall and Lotte shall buy and sell the Incremental Interests that are the subject of the Call Exercise Notice at the closing in accordance with this Section 1(b).

(ii)           At each closing, each of Axiall and Lotte shall provide customary representations and warranties to each other including, without limitation, that (A) as to Lotte, it has full right, title and interest in and to the Incremental Interests that are the subject of the relevant Call Exercise Notice, (B) as to each party, it has all the necessary power and authority and has taken all necessary action to buy and sell (as applicable) such Incremental Interests as contemplated by this Section 1, and (C) as to Lotte, such Incremental Interests are free and clear of any and all Liens other than those arising under the LLC Agreement.  At the closing of any sale and purchase pursuant to this Section 1, Lotte shall (subject to the last sentence of Section 2(a)) (transfer the Incremental Interests that are the subject of relevant Call Exercise Notice to Axiall, free and clear of any Liens, by delivery of a transfer instrument with respect to such Incremental Interests, which shall be in a form acceptable to Axiall acting reasonably, against receipt of the Call Purchase Price from Axiall by wire transfer of immediately available funds.

(iii)          The closing of any sale of Incremental Interests pursuant to this Section 1 shall take place no later than ninety (90) days following receipt by Lotte of a Call Exercise Notice. Axiall shall give Lotte at least ten (10) Business Days’ written notice of the date of closing with respect to each exercise of a Call Right (the “Closing Date”).

(c)           Cooperation. Lotte shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Agreement, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate by Axiall acting reasonably or otherwise required under the LLC Agreement.

(d)           Certain Tax Matters. In connection with any purchase and sale of the Incremental Interests, Axiall and Lotte shall cause the Company (i) to duly and timely make an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations thereunder (and any correlative election under applicable state and local laws), (ii) to allocate any Code section 743 basis adjustment (and any correlative adjustment under applicable state and local laws) in accordance with Code section 755 and the Treasury regulations thereunder (and any correlative provisions under applicable state and local laws), using such values as approved by Axiall, and (iii) to account for the varying interests of Axiall and Lotte in accordance with Code section 706(d) and the Treasury regulations thereunder (and any correlative provisions under applicable state and local laws) using such method and convention as approved by Axiall acting reasonably.

2.             Call Purchase Price.

(a)           In the event Axiall exercises a Call Right hereunder, the purchase price per each one percent (1%) of Incremental Interest being purchased (the “Call Purchase Price”) shall be equal to, payable in cash with respect to the total Incremental Interest being purchased (the “Total Amount”): (a) the sum of the (i) aggregate amount of any Dilutive Contributions for any Shortfall Amount and Lotte Step-Up Development Capital Contributions (each as defined in the Lotte Contribution Agreement) funded by Lotte to the Company as of date of the applicable Call Exercise Notice and the aggregate amount of Additional Capital Contributions (other than Development Capital Contributions) that have been made by Lotte corresponding to the Incremental Interests as of date of the applicable Call Exercise Notice (the “Principal Amount”) (excluding the Principal Amount of any prior purchases of Incremental Interests and applied in the order in which such amount was funded), and (ii) Accrued Interest; divided by, (b) (using a whole number) the difference between fifty percent (50%) and the Percentage Interests held by Axiall immediately prior to the date of the Call Exercise Notice. If any Additional Capital Contributions are made between the date of the applicable Call Exercise Notice and the Closing Date, the Incremental Interest being purchased shall be reduced for the purposes of the transfer on the Closing Date (but without affecting the Total Amount already determined to be payable under this Section 2(a) with respect to the exercise of the Call Right) such that the Incremental Interest transferred on the Closing Date shall be such as would result in same Total Amount being payable if such Capital Contributions had been made prior to the date of the applicable Call Exercise Notice.

(b)           For purposes of this Agreement, “Accrued Interest” shall mean interest accruing at a rate of five percent (5%) per annum, compounded annually, on the sum of (x) the Principal Amount from the date of funding of each Dilutive Contribution and Lotte Step-Up Development Capital Contributions and Additional Capital Contributions constituting such Principal Amount until the Closing Date and (y) the actual fees, expenses, and interest incurred by Lotte or its Affiliate with respect to borrowing (or guaranteeing) such Principal Amount, in an amount of such Principal Amount (the “Cost of Capital”). In addition, in no event shall the Cost of Capital with respect to the Principal Amount be greater than the Cost of Capital applicable to Lotte’s or its Affiliates’ comparable borrowings, and Lotte shall take commercially reasonable steps to minimize the Cost of Capital consistent with any other comparable borrowings Lotte may incur solely with respect to Lotte. Upon prior written notice, Axiall shall have the right to reasonably audit and inspect Lotte’s documents and records in connection with determining the Cost of Capital, and Lotte shall cooperate in good faith with such audit and inspection.

(c)           The foregoing reference to “Percentage Interest held by Axiall” in Section 2(a) shall be deemed to also include any Percentage Interest transferred at that time to Axiall’s Permitted Transferees and together with any incremental Percentage Interest of Lotte acquired due to the exercise by Lotte of rights under the LLC Agreement with respect to a default by Axiall (other than Dilutive Contributions for any Shortfall Amount, which are not a default by Axiall).

3.             Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses of the parties set forth in the LLC Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3).

4.             Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

5.             Successor and Assigns; Transfers. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that Axiall may assign its rights hereunder to a Permitted Transferee of Axiall. Any attempted transfer or assignment in violation of this Section 5 shall be void. Without limiting the transfer restrictions set forth in the LLC Agreement, for so long as Axiall is entitled to purchase the Incremental Interests under this Agreement, Lotte shall not Transfer any of its Interests to a Permitted Transferee or any other Person which would cause it to be in breach of its obligation under Section 1(a) to own Interests sufficient to satisfy its obligations under this Agreement unless such Permitted Transfer or Person executes and delivers to Axiall a joinder agreeing to be bound by this Agreement, in a form acceptable to Axiall.

6.             No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

7.             Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.             Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.             Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.          Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may only be instituted in the federal courts of the United States of America located in the State of Delaware or the Courts of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware.  Each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum..

11.          Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.

12.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.          Certain Defined Terms.  Capitalized terms used in this Agreement but not defined herein shall have the meanings set forth in the LLC Agreement.

14.          No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Call Option Agreement effective on the date first written above.

EAGLE US 2 LLC

By:	/s/ Timothy Mann, Jr.
Name: Timothy Mann, Jr.
Title: Secretary

LOTTE CHEMICAL USA CORPORATION

By:	/s/ Soo Young Huh
Name: Soo Young Huh
Title: CEO

[Signature Page to Call Option Agreement]